                                   AMENDMENT
                                   ---------

                        TO INCENTIVE STOCK OPTION GRANTS
                        --------------------------------

     AMENDMENT, dated as of September __, 2000 between Zany Brainy, Inc. (the "Company") and Thomas G. Vellios (the "Optionee").

                                   RECITALS

     The Company has issued to the Optionee stock options (the "Options") to purchase shares of common stock of the Company ("Shares") under the Children's Concept, Inc. 1993 Stock Incentive Plan (the "1993 Plan") and the Zany Brainy, Inc. Amended and Restated 1998 Equity Compensation Plan (the "1998 Plan") by Stock Option Grant Agreements (the "Grant Agreements") as follows:

       Date of Grant               # of Option Shares          Exercise Price Per Share
------------------------------------------------------------------------------------------
November 6, 1995                    200,000                         $ 3.33
March 21, 1997                      150,000                         $ 3.33
January 28, 1998                    100,000                         $ 4.00
March 29, 1999                      125,000                         $11.75
                                ---------------
Total                               575,000

     The Compensation Committee (the "Committee") and the Board of Directors of the Company (the "Board") have agreed to amend the Options to extend the post-termination exercise period (but not beyond the expiration of the Option term). The parties understand that this amendment of the Options is considered a new option grant for tax purposes under Section 424 of the Internal Revenue Code (the "Code"), so that (i) the holding period for incentive stock options shall re-commence as of the date of this amendment and (ii) a portion of the Options shall be treated as non-qualified stock options as a result of the application of the $100,000 limit on incentive stock options under Section 422 of the Code.

     NOW THEREFORE, the parties agree that the Grant Agreements are hereby amended as follows:

          Notwithstanding anything to the contrary contained in the above-referenced Option Agreements, if there is a termination of the Optionee's employment for any reason other than Cause, the Options shall terminate at the earlier of the following: (i) two years from date of such termination or (ii) the expiration of the Options term.
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In all respects not amended, the Options are hereby ratified and confirmed and all Options which were previously vested shall remain vested notwithstanding anything contained herein.

WITNESS the following signatures.

     Zany Brainy, Inc.


     By:___________________________               ___________
                                                  Date

     ______________________________               ___________
     Thomas G. Vellios                            Date